Exhibit 23.1

CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Durata Therapeutics, Inc:

We consent to the use of our report dated March 21, 2012, except for the first four paragraphs of Note 11, which are as of June 21, 2012, and the fifth paragraph of Note 11, which is as of July 9, 2012, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Short Hills, New Jersey

July 9, 2012